CAPLEASE, INC.

ARTICLES SUPPLEMENTARY

2,300,000 SHARES OF 8.375% SERIES B
CUMULATIVE REDEEMABLE PREFERRED STOCK

April 18, 2012

CapLease, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company or a duly authorized committee thereof (the “Board of Directors”) by Article VI of the charter (the “Charter”) of the Company, the Board of Directors by duly adopted resolutions classified and designated 2,300,000 shares of Preferred Stock (as defined in the Charter) as the “8.375% Series B Cumulative Redeemable Preferred Stock,” with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions (the “Series B Terms”) which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections thereof.

8.375% Series B Cumulative Redeemable Preferred Stock, $.01 par value per share

1.  Designation and Number. A series of Preferred Stock, designated the “8.375% Series B Cumulative Redeemable Preferred Stock, $.01 par value per share” (the “Series B Preferred Stock”), is hereby established. The number of authorized shares of Series B Preferred Stock shall be 2,300,000.

2.  Relative Seniority. The Series B Preferred Stock shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of Common Stock (as defined in the Charter) and to all equity securities the terms of which provide that such equity securities shall rank junior to the Series B Preferred Stock; (b) on a parity with all equity securities issued by the Company, other than those equity securities referred to in clauses (a) and (c), including, without limitation, the 8.125% Series A Cumulative Redeemable Preferred Stock, $.01 par value per share, of the Company; and (c) junior to all equity securities issued by the Company which rank senior to the Series B Preferred Stock in accordance with Section 6(d). The term “equity securities” shall not include convertible debt securities.

3.  Dividends.

(a) Holders of Series B Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of distributions, cumulative preferential cash dividends at the rate of eight and three-eighths percent (8.375%) per annum of the Twenty-five Dollars ($25.00) per share liquidation preference of the Series B Preferred Stock (equivalent to a fixed annual amount of $2.09375 per share). Such dividends shall accumulate on a daily basis and be cumulative from (but excluding) the original date of issuance and be payable quarterly in equal amounts in arrears on or about the fifteenth (15th) day of each January, April, July and October of each year, beginning on July 16, 2012 (each such day being hereinafter called a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day (as hereinafter defined), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series B Preferred Stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the last day of the calendar month that immediately precedes the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors or an officer of the Company duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b) No dividend on the Series B Preferred Stock will be declared by the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, dividends on the Series B Preferred Stock shall accumulate whether or not the restrictions referred to in clause (b) exist, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accumulated but unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption as the case may be. Accumulated and unpaid dividends will not bear interest.

(d) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and all other equity securities ranking on a parity, as to dividends, with the Series B Preferred Stock, all dividends declared, paid or set apart for payment upon the Series B Preferred Stock and all other equity securities ranking on a parity, as to dividends, with the Series B Preferred Stock shall be declared and paid pro rata or declared and set apart for payment pro rata so that the amount of dividends declared per share of Series B Preferred Stock and each such other equity security shall in all cases bear to each other the same ratio that accumulated dividends per share of Series B Preferred Stock and other equity security (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such equity securities do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Stock which may be in arrears.

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(e) Except as provided in clause (d), unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Common Stock or other equity securities of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) may be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Common Stock or any other equity securities of the Company ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock or any other equity securities of the Company ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such equity securities) by the Company (except by conversion into or exchange for other equity securities of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, by redemption, purchase or acquisition of equity securities under any employee benefit plan of the Company, or by other redemption, purchase or acquisition of any equity securities of the Company, pursuant to Article VII of the Charter or otherwise, in order to ensure that the Company remains qualified as a real estate investment trust (“REIT”) for federal income tax purposes).

(f) Holders of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series B Preferred Stock as described above. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

(g) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Company) by dividend, redemption or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

(h) “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

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4.  Liquidation Rights.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (referred to herein sometimes as a “liquidation”), the holders of Series B Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company legally available for distribution to stockholders (after payment or provision for payment of all debts and other liabilities of the Company), a liquidation preference in cash of Twenty-five Dollars ($25.00) per Series B Preferred Share, plus an amount equal to all accumulated and unpaid dividends to, but not including, the date of payment. Until the holders of the Series B Preferred Stock have been paid such liquidation preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders, no payment will be made to any holder of Common Stock or any other equity securities of the Company that rank junior to the Series B Preferred Stock with respect to liquidation rights, upon the liquidation, dissolution or winding up of the Company.

(b) If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make full payment to holders of Series B Preferred Stock and to the corresponding amounts payable on all shares of other classes or series of equity securities of the Company ranking on a parity with the Series B Preferred Stock as to liquidation rights, then the holders of the Series B Preferred Stock and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective address of such holders as the same shall appear on the stock transfer records of the Company.

(d) After payment of the full amount of the liquidating distributions to which the holders of the Series B Preferred Stock are entitled, the holders of Common Stock and any other equity securities of the Company that rank junior to the Series B Preferred Stock with respect to liquidation rights shall be entitled to receive any and all assets of the Company remaining to be paid or distributed, and the holders of Series B Preferred Stock shall have no right or claim to share therein.

(e) None of a consolidation or merger of the Company with or into another entity, a merger of another entity with or into the Company, a statutory share exchange by the Company or a sale, lease, transfer or conveyance of all or substantially all of the Company’s property or business shall be considered a liquidation, dissolution or winding up of the Company.

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5.  Redemption

(a) Except as provided in the next sentence, the Series B Preferred Stock is not redeemable prior to April 19, 2017. To ensure that the Company remains qualified as a REIT for federal income tax purposes, however, the Series B Preferred Stock shall be subject to the provisions of Article VII of the Charter pursuant to which Series B Preferred Stock owned by a stockholder in excess of the Aggregate Stock Ownership Limit (as defined in Article VII of the Charter) shall automatically be transferred to a Charitable Trust (as defined in Article VII of the Charter) and the Company shall have the right to purchase such shares, as provided in Article VII of the Charter. On and after April 19, 2017, the Company, at its option, upon giving notice as provided below, may redeem the Series B Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of Twenty-five Dollars ($25.00) per share, plus all accumulated and unpaid dividends on such Series B Preferred Stock to, but not including, the date of such redemption (the “Redemption Right”).

(b) If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to the Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Company. If such redemption is to be by lot and, as a result of such redemption, any holder of Series B Preferred Stock would become a holder of a number of Series B Preferred Stock in excess of the Aggregate Stock Ownership Limit because such holder’s Series B Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Company will redeem the requisite number of shares of Series B Preferred Stock of such holder such that no holder will hold in excess of the Aggregate Stock Ownership Limit subsequent to such redemption.

(c) Notwithstanding anything to the contrary contained in these Series B Terms, unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series B Preferred Stock may be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Company of Series B Preferred Stock pursuant to Article VII of the Charter or otherwise in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all shares of Series B Preferred Stock. In addition, unless full cumulative dividends on all shares of Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series B Preferred Stock (except by conversion into or exchange for equity securities of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent any purchase or acquisition of Series B Preferred Stock for the purpose of preserving the Company’s status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Stock.

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(d) Immediately prior to any redemption of Series B Preferred Stock pursuant to the Redemption Right, the Company shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on such Dividend Payment Date (including any accrued and unpaid distributions for prior periods) notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption has been given.

(e) The following provisions set forth the procedures for redemption pursuant to the Redemption Right:

(i) Notice of redemption shall be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice shall be mailed by the Company, postage prepaid, no less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Stock except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series B Preferred Stock to be redeemed; (D) the place or places where the certificates representing the shares of Series B Preferred Stock, to the extent shares of Series B Preferred Stock are certificated, are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that dividends on the Series B Preferred Stock to be redeemed will cease to accumulate on such redemption date. If less than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

(iii) If the Company shall so require and the notice shall so state, on or after the redemption date, each holder of Series B Preferred Stock to be redeemed shall present and surrender the certificates representing such holder’s Series B Preferred Stock to the Company at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid dividends up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing Series B Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing Series B Preferred Stock is to be redeemed, a new certificate shall be issued representing the unredeemed shares. In the event that the shares of Series B Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

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(iv) From and after the redemption date (unless the Company defaults in payment of the redemption price), all dividends on the Series B Preferred Stock designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof payable upon redemption without interest (including all accumulated and unpaid dividends to, but not including, the redemption date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the Company’s stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to, but not including, the redemption date) of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series B Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares, to the extent such shares are certificated, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to, but not including, the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series B Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Company.

(f) Subject to applicable law and the limitation on purchases when dividends on the Series B Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of Series B Preferred Stock in the open market, by tender or by private agreement.

(g) Any shares of Series B Preferred Stock that shall at any time have been redeemed pursuant to the Redemption Right or otherwise acquired shall, after such redemption or acquisition, have the status of authorized but unissued shares of Series B Preferred Stock.

6.  Special Optional Redemption by the Company.

(a) Upon the occurrence of a Change of Control (as defined below), the Company will have the option upon written notice mailed by the Company, postage pre-paid, no less than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of the shares of Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company, to redeem the shares of Series B Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at Twenty-five Dollars ($25.00) per share plus accumulated and unpaid dividends to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Company has provided or provides notice of redemption with respect to the shares of Series B Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of shares of Series B Preferred Stock will not have the conversion right described below in Section 9.

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A “Change of Control” is when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of stock of the Company entitling that person to exercise more than 50% of the total voting power of all shares of stock of the Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), and

(ii) following the closing of any transaction referred to in (i) above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the shares of Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series B Preferred Stock to be redeemed; (D) the place or places where the certificates representing the shares of Series B Preferred Stock, to the extent shares of Series B Preferred Stock are certificated, are to be surrendered (if so required in the notice) for payment of the redemption price; (E) that the shares of Series B Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (F) that holders of the shares of Series B Preferred Stock to which the notice relates will not be able to tender such shares of Series B Preferred Stock for conversion in connection with the Change of Control and each share of Series B Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date; and (G) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accumulate on such redemption date. If fewer than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

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If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Company. If such redemption is to be by lot and, as a result of such redemption, any holder of Series B Preferred Stock would become a holder of a number of Series B Preferred Stock in excess of the Aggregate Stock Ownership Limit because such holder’s Series B Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Company will redeem the requisite number of shares of Series B Preferred Stock of such holder such that no holder will hold in excess of the Aggregate Stock Ownership Limit subsequent to such redemption.

(c) Notwithstanding anything to the contrary contained in these Series B Terms, unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series B Preferred Stock may be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Company of Series B Preferred Stock pursuant to Article VII of the Charter or otherwise in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all shares of Series B Preferred Stock. In addition, unless full cumulative dividends on all shares of Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series B Preferred Stock (except by conversion into or exchange for equity securities of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent any purchase or acquisition of Series B Preferred Stock for the purpose of preserving the Company’s status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Stock.

(d) Immediately prior to any redemption of Series B Preferred Stock pursuant to the Special Optional Redemption Right, the Company shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on such Dividend Payment Date (including any accrued and unpaid distributions for prior periods) notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption has been given.

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(e) If the Company shall so require and the notice shall so state, on or after the redemption date, each holder of Series B Preferred Stock to be redeemed shall present and surrender the certificates representing such holder’s Series B Preferred Stock to the Company at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid dividends up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing Series B Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing Series B Preferred Stock is to be redeemed, a new certificate shall be issued representing the unredeemed shares. In the event that the shares of Series B Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

(f) From and after the redemption date (unless the Company defaults in payment of the redemption price), all dividends on the Series B Preferred Stock designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof payable upon redemption without interest (including all accumulated and unpaid dividends to, but not including, the redemption date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the Company’s stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to, but not including, the redemption date) of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series B Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares, to the extent such shares are certificated, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to, but not including, the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series B Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Company.

(g) Any shares of Series B Preferred Stock that shall at any time have been redeemed pursuant to the Special Optional Redemption Right shall, after such redemption, have the status of authorized but unissued shares of Series B Preferred Stock.

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7.  Voting Rights.

(a) Holders of the Series B Preferred Stock shall not have any voting rights, except as set forth below. In any matter in which the holders of Series B Preferred Stock are entitled to vote, each such holder shall have the right to one vote for each share of Series B Preferred Stock held by such holder. If the holders of the Series B Preferred Stock and the holders of another series of Preferred Stock are entitled to vote together as a single class on any matter, the holders of the Series B Preferred Stock and the holders of such other preferred stock shall each have one vote for each $25.00 of liquidation preference.

(b) If and whenever dividends on any shares of the Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive (a “Preferred Distribution Default”), the number of directors then constituting the Board of Directors shall increase by two, if not already increased by reason of similar types of provisions with respect to shares of stock ranking on parity with the Series B Preferred Stock which is entitled to similar voting rights (the “Parity Preferred Stock”), and the holders of shares of the Series B Preferred Stock, together with the holders of shares of all other Parity Preferred Stock, voting as a single class regardless of series, shall be entitled to vote for the election of the two additional directors (each, a “Preferred Stock Director”) of the Company, or fill any vacancy thereof, at any annual meeting of stockholders or at a special meeting of the holders of the Series B Preferred Stock and of the Parity Preferred Stock called for that purpose. The Company must call such special meeting upon the request of holders of at least 10% of the shares of the Series B Preferred Stock then outstanding. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Company, provided that the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next annual meeting of stockholders, and the holders of the Series B Preferred Stock and all classes of outstanding Parity Preferred Stock are offered the opportunity to elect such Preferred Stock Directors, or fill any vacancy, at such annual meeting of stockholders. Preferred Stock Directors so elected shall serve until the next annual meeting of stockholders and until their respective successors are elected and qualify.

(c) If and when all accumulated dividends and the dividend for the then current dividend period on the Series B Preferred Stock shall have been paid in full or declared and set apart for payment in full, the holders of Series B Preferred Stock shall be divested of the voting rights set forth in clause (b) above (subject to re-vesting in the event of each and every Preferred Distribution Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or declared by the Company and set apart for payment in full on all other series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors constituting the Board of Directors shall decrease accordingly. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series B Preferred Stock when they have the voting rights set forth in clause (b) above and all other classes or series of Parity Preferred Stock (voting as a single class). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series B Preferred Stock when they have the voting rights set forth in clause (b) above and all other series of Parity Preferred Stock (voting as a single class). Each Preferred Stock Director shall each be entitled to one vote per Director on any matter.

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(d) So long as any Series B Preferred Stock remains outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the number of authorized or issued shares of, any class or series of equity securities ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company, or reclassify any authorized equity securities of the Company into any class or series of equity securities ranking senior to the Series B Preferred Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities; or (ii) amend, alter or repeal the provisions of the Charter (including these Series B Terms), whether by merger or consolidation (in either case, an “Event”) or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; provided, however, that with respect to the occurrence of any Event set forth in (ii) above, so long as any Series B Preferred Stock (or any equivalent class or series of securities issued by the surviving entity in such merger or consolidation to which the Company is a party) remains outstanding with the terms thereof materially unchanged or the holders of Series B Preferred Stock receive equity securities with rights, preferences, privileges or voting powers substantially the same as those of the Series B Preferred Stock, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series B Preferred Stock (or such equivalent class or series), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series B Preferred Stock; and provided further that (x) any increase in the number of authorized shares of Preferred Stock or the creation or issuance of any other class or series of equity securities, or (y) any increase in the number of authorized shares of Series B Preferred Stock or any other class or series of equity securities, in the case of each of (x) or (y) above ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. For the avoidance of doubt, the foregoing voting provisions shall not be deemed to negate any other vote (including, without limitation, the vote of the holders of Common Stock) that may be required by law or the Charter.

(e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

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8.  Application of Article VII. Notwithstanding anything contrary contained in these Series B Terms, the Series B Preferred Stock is subject to the provisions of Article VII of the Charter.

9.  Conversion. The shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company, except as provided in this Section 9.

(a) Upon the occurrence of a Change of Control, each holder of shares of Series B Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem the shares of Series B Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the shares of Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series B Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the Twenty-five Dollars ($25.00) liquidation preference plus (y) the amount of any accumulated and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accumulated and unpaid dividend will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) 11.9904 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations (in each case, a “Stock Split”) with respect to shares of Common Stock as follows: the adjusted Share Cap as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right in respect of the 2,300,000 shares of Preferred Stock designated as Series B Preferred Stock and authorized for issuance pursuant hereto is 27,577,920 in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap (i) shall be increased on a pro rata basis with respect to any additional shares of Series B Preferred Stock designated and authorized for issuance pursuant to any subsequent articles supplementary and (ii) is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap.

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In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series B Preferred Stock shall receive upon conversion of such shares of Series B Preferred Stock the kind and amount of Alternative Form Consideration that such holder of shares of Series B Preferred Stock would have owned or been entitled to receive upon the Change of Control had such holder of shares of Series B Preferred Stock held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of shares of Series B Preferred Stock shall receive shall be the form of consideration elected by the holders of the shares of Common Stock who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of shares of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 9(c) below that is no less than 20 days nor more than 35 days after the date on which the Company provides such notice pursuant to Section 9(c).

The “Common Stock Price” shall be (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by holders of shares of Common Stock is solely cash, and (ii) the average of the closing prices per share of Common Stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of shares of Common Stock is other than solely cash.

(b) No fractional shares of Common Stock shall be issued upon the conversion of shares of Series B Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

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(c) Within 15 days following the occurrence of a Change of Control, unless the Company has provided, prior to the expiration of such 15-day period, notice of its election to redeem the shares of Series B Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the shares of Series B Preferred Stock at their addresses as they appear on the Company’s stock transfer records and notice shall be provided to the Company’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of shares of Series B Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem all or any portion of the shares of Series B Preferred Stock, the holder will not be able to convert shares of Series B Preferred Stock and such shares of Series B Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of shares of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d) The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides notice pursuant to Section 9(c) above to the holders of shares of Series B Preferred Stock.

(e) In order to exercise the Change of Control Conversion Right, a holder of shares of Series B Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates representing the shares of Series B Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Company’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series B Preferred Stock to be converted; and (iii) that the shares of Series B Preferred Stock are to be converted pursuant to the Series B Terms. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

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(f) Holders of shares of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Company’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series B Preferred Stock; (ii) if certificated shares of Series B Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and (iii) the number of shares of Series B Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Shares of Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem such shares of Series B Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Company elects to redeem shares of Series B Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series B Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date Twenty-five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

(h) The Company shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no holder of shares of Series B Preferred Stock will be entitled to convert such shares of Series B Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to Beneficially Own or Constructively Own (each as defined in Article VII of the Charter) shares of Common Stock in excess of the Common Stock Ownership Limit (as defined in Article VII of the Charter) or the Aggregate Stock Ownership Limit or other ownership limitation set forth in Article VII of the Charter.

10.  Information Rights. During any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Company shall (i) transmit by mail to all holders of Series B Preferred Stock, as their names and addresses appear in the Company’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Company would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Company was subject to such Sections (other than any exhibits that would have been required), and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series B Preferred Stock. The Company will mail the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which the Company would have been required to file the reports with the SEC if the Company was subject to Section 13 or 15(d) of the Exchange Act.

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11.  Record Holders. The Company and its transfer agent may deem and treat the record holder of any Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the transfer agent shall be affected by any notice to the contrary.

12.  No Maturity or Sinking Fund. The Series B Preferred Stock has no maturity date, and no sinking fund as been established for the retirement or redemption of Series B Preferred Stock.

13.  Exclusion of Other Rights. The Series B Preferred Stock shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Series B Terms.

14.  Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

15.  Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock set forth in the Charter and these Series B Terms are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series B Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

16.  No Preemptive Rights. No holder of Series B Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of stock of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of stock of the Company.

SECOND: The Series B Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

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FIFTH: The undersigned acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on April 18, 2012.

ATTEST	CAPLEASE, INC.

/s/ Paul C. Hughes	By:	/s/ Paul H. McDowell
Paul C. Hughes		Paul H. McDowell
Secretary		Chief Executive Officer

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